December 17, 2018

William T. Bosway

Dear Bill:

As follow-up to our discussions, we are pleased to extend to you an offer of employment for the position of President and Chief Executive Officer, Gibraltar Industries, Inc., reporting to William Montague, Chairman of the Board. As discussed, upon your acceptance of the terms and conditions contained in this letter, your appointment as President and CEO will be effective January 2, 2019. As President and CEO, you will be entitled to the compensation and benefits described in this letter including the severance and change in control benefits which are generally described below and more specifically detailed in the terms of severance and change in control agreements which are being provided to you separately with this letter. In addition, effective as of the date of your appointment as CEO, you will be appointed as a member of the Company’s Board of Directors.

The Compensation Committee annually reviews the compensation package which is provided to the CEO, including base salary, annual performance bonus and long term equity based incentive compensation and, if applicable, makes adjustments which it deems appropriate. However, for 2019, your compensation and benefits programs would be as follows:

Annual Base Salary:    $700,000 per year, to be paid in substantially equal bi-weekly payments. Your annual base salary will be reviewed annually with future increases at the discretion of the Compensation Committee. Your first salary review will be in February, 2020, with subsequent changes, if any, effective March 1, 2020.

Target Annual Performance Bonus (MICP): Annual performance bonus opportunity will be targeted at 100% of your Annual Base Salary and is based upon the achievement, at the targeted level of performance of financial and personal strategic objectives established by the Compensation Committee. However, regardless of the actual performance for 2019 relative to the targeted performance, your annual performance bonus for 2019 will not be less than $500,000. Payment of your 2019 annual performance bonus will be made in February, 2020.

Equity Awards (RSU & PSU Plans): In addition to Annual Base Salary and MICP, you will receive annual equity based incentive compensation as follows:

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RSUs:    Restricted Stock Units having an aggregate value equal to one hundred twenty-five percent (125%) of your annual base salary which will vest at an annual rate of 25% per year. Restricted stock units are settled in shares of the Company’s common stock upon vesting;

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PSUs:    Performance units which, assuming achievement of Gibraltar’s targeted ROIC, will have an aggregate value equal to one hundred seventy-five percent (175%) of your annual base salary. Performance unit awards are settled in shares of the Company’s common stock three years from grant date.

Special Hiring Considerations:

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One-Time Equity Award: Upon the commencement of your employment, you will be provided a grant of restricted stock units which will have an aggregate value equal to $1,000,000 and which will vest in three equal tranches on each of the three anniversaries of your employment commencement date.

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Sign-On Bonus: A special sign-on bonus of $500,000, less applicable taxes, will be paid to you during your first month of employment. The actual date of payment will be determined upon commencement of your employment.

Executive Benefit Plan (MSPP):     You will be eligible to participate in the Company’s Management Stock Purchase Plan (MSPP) which permits you to defer of up to 25% of your annual base salary and up to 100% of annual performance bonus (MICP). Amounts deferred are treated as though they have been invested in a menu of funds which is similar to the investments available to participants in the Company’s 401k plan. Deferrals are also matched with restricted stock units from the Company at 40% of base salary deferred; and 80% of the first 50% of the annual performance bonus which has been deferred and 40% of the second 50% of the annual performance bonus which has been deferred. The RSUs reflecting the Company match vest after five years of plan eligibility service.

Vacation: You will be eligible for five (5) weeks of vacation annually. Vacation time must be scheduled and used within the calendar year and cannot be carried forward if not used in the year in which it is earned.

Gibraltar Benefit Plans: A benefits Summary is attached outlining Gibraltar’s benefit programs. All benefits, with the exception of the 401(k) Plan, begin the first of the month following 30 days of employment. You can begin participating in the 401(k) Plan following six months of employment.

Other Executive Programs: Eligibility is based upon similarly situated corporate employees and subject to the terms of the applicable program or plan documents as amended from time to time, including the following:

•	Senior Executive Automobile Program: Two-year automobile lease extended to any vehicle you choose up to $100,000 MSRP, administered via Gibraltar through Element.

•	Tax & Personal Investment Consulting: An annual benefit of up to $7,500 for personal tax and investment advice will be reimbursed upon submission of eligible receipts to Corporate HR.

•	Executive Health Reimbursement Plan: Eligibility for $10,000 reimbursement annually to cover all medical expenses including, but not limited to, deductibles, co-shares and prescription costs.

•	Executive Physical: Annual executive physical at Mayo Clinic

Relocation: Reimbursement for temporary living expenses when in Buffalo and eligibility, when and if appropriate, for relocation benefits according to Company policy.

With respect to termination:    Employment is at will, either party can terminate with 30 days’ notice. In the event of termination (a) by the Company without Cause; (b) by you for Good Reason; or (c) in connection with a Change in Control (CIC), you will be entitled to the following severance benefits which will be covered by the separate Change in Control Agreement and Restrictive Covenants and Severance Agreement provided with this letter and which require your execution of a release:
Non-CIC Termination without Cause or for Good Reason

•	2x Annual Base Salary paid in equal installments over the 2 years following your termination.

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Cash Bonus payment for year of termination prorated to reflect the time employed, calculated based on actual performance and paid at the same time that annual performance bonuses for the year of termination are paid.

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Participation in Gibraltar benefit programs will be discontinued at the end of the month following your termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above.

•	Accelerated vesting of Restricted Stock (RSUs), Performance Shares (PSUs) and MSPP Match.
CIC Termination

•	2.5x annual base salary paid in lump-sum.

•	CIC cash bonus: The average of the annual performance bonuses for the three (3) years preceding the CIC, paid in a lump sum.

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Participation in Gibraltar benefit programs will be discontinued the end of the month following your termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above.

•	Accelerated vesting of Restricted Stock (RSUs), Performance Shares (PSUs) and MSPP Match.

Notwithstanding anything to the contrary contained in this letter, the Company may terminate your employment for Cause without notice in the event that you engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.

If the Company reasonably determines that Internal Revenue Code Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to the Employee on or within the six month period following Employee’s termination, the severance benefits will accrue during such six month period and will become payable in a lump sum on the date six months and one-day following the date of Employee’s termination. All payments are subject to applicable withholdings.

Bill, we sincerely believe this represents an outstanding opportunity for you, your family and Gibraltar.
We appreciate your thoughtful consideration of this offer. If the above terms and conditions of employment and the terms and conditions of the Change in Control Agreement and the Restricted Covenants and Severance Agreement provided to you with this letter are acceptable to you, please sign this letter below and return it to me. In addition, if you have any questions, please feel free to contact me.

Sincerely,

/s/ William P. Montague
William Montague
Chairman of the Board of Directors

The above described terms and
conditions of employment are
hereby accepted and agreed to
this 17th day of December, 2018.

/s/ William T. Bosway___________
William T. Bosway